Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S R E L E A S E

Date: September 17, 2010
Contact: Peter B. Orthwein, Ronald J. Fenech, or Richard E. Riegel III
THOR INDUSTRIES ACQUIRES HEARTLAND RV
Thor Industries, Inc. (NYSE:THO) today announced its acquisition of Heartland Recreational Vehicles, LLC (“Heartland”), a privately-held manufacturer of towable recreation vehicles based in Elkhart, Indiana, for $100 million in cash and 4,300,000 shares of Thor Industries, Inc. common stock, subject to adjustment. The acquisition is expected to be accretive to Thor earnings, based upon Heartland’s recent and historical performance.
From its founding in 2003, Heartland has become the third largest manufacturer of fifth wheels and the sixth largest manufacturer of travel trailers in the United States based upon Statistical Surveys retail market data as of June, 2010. Heartland has been the fastest growing RV manufacturer in recent years. Its brands include Bighorn, Sundance, Cyclone, North Country, and North Trail, sold through a nationwide network of dealers. Heartland has a strong, motivated management team and workforce led by Brian Brady, Tim Hoffman, John Rhymer, Dennis Donat, Coley Brady, Jeff Froschauer and Jack Culbertson, all of whom who will continue with Heartland. Under Thor’s new ownership Heartland will remain as an independent operation, in the same manner as Thor’s existing recreation vehicle and bus companies. Mr. Brady will report to Ron Fenech, Thor’s Group President.
“Heartland’s strong growth has been driven by a culture of innovation, competitive products, and attention to the retail customer,” said Peter B. Orthwein, Thor Chairman, CEO, & President. “Their sales over the last 12 months exceed $400 million. Thor’s new relationship with Heartland will bring many operational synergies to all Thor companies including purchasing and lean production processes, among others,” he continued.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.